EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman	Erin Patterson
Executive Vice President and	Investor Relations	Public Relations Manager
Chief Financial Officer	StreetConnect, Inc.	LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc.	800-654-3517	503-262-0110 ext. 1393
503-262-0110 ext. 1331	BOOT@stct.com	epatterson@lacrossefootwear.com

LACROSSE FOOTWEAR REPORTS
FIRST QUARTER RESULTS
Year-over-Year Sales Up 4% and Earnings Up 29%
Portland, Ore.—April 24, 2008 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of branded work and outdoor footwear, today reported results for the first quarter ended March 29, 2008.
For the first quarter of 2008, LaCrosse reported consolidated net sales of $24.7 million, up 4% from $23.7 million in the first quarter of 2007. Net income was $0.8 million or $0.12 per diluted share in the first quarter of 2008, up 29% from $0.6 million or $0.10 per diluted share in the first quarter of 2007.
Sales to the work market were $17.9 million for the first quarter of 2008, up 16% from $15.4 million for the same period of 2007. The growth in work market sales reflects shipments related to three military orders and continued penetration into a variety of general and specialized work boot markets. During the first quarter of 2008, the Company shipped approximately $1.7 million of the announced delivery orders to the United States Marine Corps and the U.S. Army, and expects to ship the $1.8 million balance of these orders in the second quarter.
Sales to the outdoor market were $6.8 million for the first quarter of 2008, compared to $8.3 million for the same period of 2007. The decline in overall outdoor sales was primarily due to a $1.3 million decrease in sales to the Company’s European distributor because of unfavorable weather conditions in the Company’s principal sales regions of Europe and a generally cautious retail environment in North America.
The Company continued to maintain strong gross margins. For the first quarter of 2008, its gross margin was 40.7% of net sales, up from 40.6% in the same period of 2007.
LaCrosse’s total operating expenses were $9.0 million or 36.3% of net sales in the first quarter of 2008, compared to $8.8 million or 37.1% of net sales in the first quarter of 2007. The Company continued to grow sales faster than operating expenses, while increasing its investments in its sales and product development activities.
During the quarter, LaCrosse paid a special cash dividend of one dollar ($1.00) per share of common stock and a first quarter cash dividend of twelve and one-half cents ($0.125) per share of common stock, totaling approximately $7.0 million. As a result, LaCrosse ended the first quarter of 2008 with cash and cash equivalents of $10.3 million, compared to $15.6 million at the end of the same period in 2007.

LaCrosse’s inventory at the end of the first quarter of 2008 increased 20% from the same period in 2007. This increase primarily reflects some carryover from hunting boots not shipped during the third quarter of 2007 due to unfavorable weather conditions during that period. Consistent with the Company’s historical seasonality, the Company has reduced its inventory level by $4.0 million since the end of the third quarter of 2007.
“We are pleased with our execution and overall results for the first quarter, despite the challenging retail environment,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “The growth in our work business was driven largely by our recent wins with the United States Marine Corps and the U.S. Army. These wins reflect our sustained and focused efforts to build a stronger sales team and deepen our customer relationships in the government channel, which is part of our long-term strategic initiative to diversify our sales channels. In addition to our success in various branches of the military, we continued to further penetrate niche work market segments that are less impacted by retail spending, where our products are seen as critical tools for the job.
“At the same time, we have continued to improve our profitability, leverage our operating expenses, generate steady cash flow from operations and pay dividends, while continuing to introduce exciting new products and invest in growing our business. LaCrosse is well positioned to continue to capture market share and capitalize on opportunities for sustainable and profitable growth.”
LaCrosse will host a conference call today, April 24, 2008, to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-218-0530 or +1 303-262-2139. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11111520). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors and retailers in Asia, Europe and Canada. Work customers include people in law enforcement, agriculture, firefighting, construction, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this release are based on information presently available to our management. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include, but are not limited to:
▪	Our product costs are subject to risks associated with foreign currency fluctuations (particularly with respect to the Euro and Chinese Renminbi), oil price increases and higher foreign domestic labor costs. If we are unable to sufficiently increase our selling prices to offset such product cost increases, our revenues and earnings would be negatively impacted.
▪	Our international sales are dependent on a limited number of distributors. These distributors have limited capital and resources to fund and manage growth, which increases and concentrates our credit risk. These foreign distributors may terminate their operations or their relationships with us.
▪	Failure to efficiently import foreign sourced products could result in decreased margins, cancelled orders and unanticipated inventory accumulation. Because we rely primarily on two third party manufacturers, we have a concentration of risk in areas such as disruptions in the supply of products, higher production costs and defective products.
▪	Our financial success may be limited by the strength of our relationships with our retail customers and by the success of such retail customers.
▪	The continued consolidation of domestic retailers, and their capital requirements to fund growth and operations, increases and concentrates our credit risk. Additionally, certain of our domestic retailers have announced significantly lower growth expectations and in some cases are reducing the number of stores in operation. Both the contraction in consumer spending and the tightening of the credit markets have created an unfavorable business environment for our partners, especially the partners who use debt to finance their inventory purchases and other operating capital requirements. If our retail partners are unable to obtain financing for their inventory purchases and to fund their operations, it could result in delayed payment or non-payment of amounts owed to us and/or a reduction in the number of sales we make to such retailers, either of which could have a material adverse effect on our results of operations.
▪	A decline in consumer spending due to unfavorable economic and consumer credit conditions could hinder our product revenues and earnings.
▪	Our business is substantially affected by the weather, and sustained periods of warm and/or dry weather can negatively impact our sales. Such weather conditions may also negatively affect our inventory levels and subsequent period sales.
▪	We conduct a significant portion of our manufacturing activities and a certain portion of our net sales occurs outside the U.S., and, therefore, we are subject to the risks of international commerce, including customs and duties compliance and foreign currency.
▪	The majority of our third party manufacturers are concentrated in China. Any adverse political, or governmental relations, including duties, and quotas, internally within China or externally with the United States could result in material adverse disruptions in our supply of product to customers.
▪	If we do not accurately forecast consumer demand, we may have excess inventory to liquidate or have greater difficulty filling our customers’ orders, either of which could adversely affect our business.
▪	Because we depend on third party manufacturers, we face challenges in maintaining a timely supply of goods to meet sales demand, and we may experience delay or interruptions in our supply chain, and any shortfall or delay in the supply of our products may decrease our sales and have an adverse impact on our customer relationships.
▪	Labor disruptions or disruptions due to natural disasters or casualty losses at one of our three distribution facilities, our domestic manufacturing facility, shipping ports or distribution carriers could have a material adverse effect on our operations, including cancellation of orders by our customers, unanticipated inventory accumulation and reduced revenues and earnings.
▪	We face significant competition and if we are unable to compete effectively, sales of our products may decline and our business could be harmed.
You should consider these important factors in evaluating any statement contained in this release and/or made by us or on our behalf. For more information concerning these factors and other risks and uncertainties that could materially affect our consolidated financial results, please refer to Part I, Item 1A — Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as may be updated or amended in our 2008 quarterly reports on Form 10-Q, which information is incorporated herein by reference. The Company undertakes no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Quarter Ended
	March 29,	March 31,
(amounts in thousands except per share data)	2008	2007
Net sales	$24,732	$23,691
Cost of goods sold	14,671	14,081

Gross profit	10,061	9,610
Selling and administrative expenses	8,968	8,780

Operating income	1,093	830
Non-operating income	159	121

Income before income taxes	1,252	951
Income tax expense	473	347

Net income	$779	$604

Net income per common share:
Basic	$0.13	$0.10
Diluted	$0.12	$0.10

Weighted average number of common shares outstanding:
Basic	6,165	6,055
Diluted	6,408	6,292

Supplemental product line information:
Work Market Sales	$17,887	$15,417
Outdoor Market Sales	6,845	8,274

	$24,732	$23,691

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets

	March 29,	December 31,	March 31,
(amounts in thousands)	2008	2007	2007
	(Unaudited)		(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$10,253	$15,385	$15,573
Trade and other accounts receivable, net	19,307	22,593	16,041
Inventories	26,053	27,131	21,722
Prepaid expenses	1,111	1,068	1,006
Deferred tax assets	1,394	1,201	1,257

Total current assets	58,118	67,378	55,599

Property and equipment, net	4,648	4,963	5,410
Goodwill	10,753	10,753	10,753
Other assets	443	453	471

Total assets	$73,962	$83,547	$72,233

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$5,478	$7,456	$5,441
Accrued compensation	1,147	3,324	1,066
Other accruals	2,026	1,982	1,609

Total current liabilities	8,651	12,762	8,116

Long-term debt	366	394	478
Deferred revenue	122	131	159
Compensation and benefits	1,855	1,993	3,838
Deferred tax liabilities	2,327	2,282	1,308

Total liabilities	13,321	17,562	13,899

Total shareholders’ equity	60,641	65,985	58,334

Total liabilities and shareholders’ equity	$73,962	$83,547	$72,233

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Quarter Ended
	March 29,	March 31,
(amounts in thousands)	2008	2007
Cash flows from operating activities:
Net income	$779	$604
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	441	411
Loss on disposal of property and equipment	2	—
Stock-based compensation expense	210	166
Deferred income taxes	(148)	(14)
Changes in assets and liabilities:
Trade and other accounts receivable	3,286	3,871
Inventories	1,078	316
Accounts payable	(1,978)	14
Accrued expenses and other	(2,314)	(2,269)

Net cash provided by operating activities	1,356	3,099

Cash flows from investing activities:
Purchases of property and equipment	(156)	(412)

Cash flows from financing activities:
Cash dividends paid	(6,984)	—
Purchase of treasury stock	(95)	—
Proceeds from exercise of stock options	747	184

Net cash provided by (used in) financing activities	(6,332)	184

Net increase (decrease) in cash and cash equivalents	(5,132)	2,871

Cash and cash equivalents:
Beginning of period	15,385	12,702

End of period	$10,253	$15,573

END OF FILING